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                                                                      EXHIBIT 21

                      SUBSIDIARIES OF UNOCAL CORPORATION

            NAME OF COMPANY (a)                       ORGANIZED UNDER LAW OF
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Union Oil Company of California, dba "UNOCAL"               California
     Philippine Geothermal, Inc.                            California
     Unocal Geothermal of Indonesia, Ltd.                   Bermuda
     Unocal International Corporation                       Nevada
        Unocal Canada Limited                               Alberta
           Unocal Canada Resources (b)                      Alberta
           Unocal Canada Exploration Limited                Alberta
           Unocal Canada International Company              Nova Scotia
           Unocal Canada Management Limited                 Alberta
        Unocal Indonesia, Ltd.                              Bermuda
           Unocal Indonesia Company (c)                     Bermuda
        Unocal Myanmar Offshore Co., Ltd.                   Bermuda
        Unocal Netherlands B.V.                             Netherlands
        Unocal Thailand, Ltd.                               Bermuda
 Unocal Capital Trust                                       Delaware
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(a)  The indented companies are subsidiaries of Union Oil Company of California.
     The names of approximately 230 subsidiaries are omitted inasmuch as such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

(b) Owned 94.8 percent by Unocal Canada Limited and 5.2 percent by Unocal Canada Management Limited.

(c) Owned 53.1 percent by Unocal Indonesia, Ltd. and 46.9 percent by Unocal Canada International Company.